Exhibit 5.2

November 28, 2006

Minefinders Corporation Ltd.
British Columbia Securities Commission
United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Re: Minefinders Corporation Ltd.

Pursuant to Section 8.3 of National Instrument 43-101, this letter is being filed as the consent of Mark H. Bailey to being named in the short-form prospectuses of Minefinders Corporation Ltd. (the "Company") dated November 14, 2006 and November 28, 2006 respectively and to the inclusion of reference to reports prepared by me (the "Reports") and of extracts from or a summary of the Reports in the written disclosure contained in the prospectus or any other documents incorporated by reference therein.

I hereby confirm that I have read the written disclosure of the Reports and extracts from or a summary of the Reports contained in the prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that (i) are derived from the Reports, or (ii) are within the knowledge of the undersigned as a result of the services performed by the undersigned in connection with the Reports.

I hereby expressly consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form F-10 filed on November 14, 2006, and any amendment thereto, including post-effective amendments.

Sincerely,

/s/ MARK H. BAILEY Mark H. Bailey Location: Vancouver Date: November 28, 2006